CONTACT:	W. Gray Hudkins President and Chief Executive Officer (212) 687-3260, ext. 206

FOR IMMEDIATE RELEASE

LANGER REPORTS OPERATING RESULTS FOR FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2007;
EXPLORES COMPREHENSIVE STRATEGIC ALTERNATIVES REVIEW

Deer Park, New York - March 31, 2008 - Langer, Inc. (NASDAQ:GAIT) today reported a net loss for the year ended December 31, 2007, of approximately $(4,518,000), or approximately $(.40) per share on a fully diluted basis, compared to net loss for the year ended December 31, 2006, of approximately $(4,853,000), or $(.49) per fully diluted share. For the three months ended December 31, 2007, net loss was approximately $(2,047,000), or $(.18) per fully diluted share, compared to net loss of approximately $(2,393,000), or $(.24) per fully diluted share for the three months ended December 31, 2006.

Included in the December 31, 2007 operating results was a loss from discontinued operations of approximately $443,000, related to our Langer UK, Limited business, which was sold in January 2008. In the year ended December 31, 2007, net operating loss of this business was approximately $267,000 as compared to a net operating loss of approximately $443,000 in the year ended December 31, 2006. In addition, in 2007, we included in discontinued operations the loss of approximately $176,000 associated with the disposal of Langer UK. The loss associated with disposal of Langer UK is based upon the selling price of approximately $1,155,000 less net assets sold of approximately $742,000, transaction costs of approximately $126,000, and goodwill allocated to Langer UK of $463,000.

Consolidated net sales for the year ended December 31, 2007 were approximately $62,912,000, an increase of 92.4%, compared to net sales of approximately $32,699,000 for the year ended December 31, 2006. Twincraft and Regal, acquired in January 2007, are the principal reasons for the increase in net sales, contributing approximately $27,775,000 and $3,752,000 respectively to net sales in the year ended December 31, 2007.

On a consolidated basis, cost of sales increased from approximately $20,056,000 or 61.3% of net sales for the year ended December 31, 2006, to approximately $40,524,000 or 64.4% of net sales for the year ended December 31, 2007. This increase is also attributable to the acquisitions of Twincraft and Regal, which had cost of sales of approximately $21,195,000 and $1,115,000, respectively. For the year ended December 31, 2007, Twincraft’s cost of goods sold as a percentage of sales was approximately 76.3%, which contributed to the increase in the overall cost of goods sold as a percentage of net sales.

General and administrative expenses were approximately $14,066,000, or 22.4% of net sales for the year ended December 31, 2007, compared to approximately $9,726,000, or 29.7% of net sales for the year ended December 31, 2006. Twincraft and Regal, acquired in January 2007, generated approximately $2,229,000 and $373,000, respectively, of general and administrative expenses for the year ended December 31, 2007. The remaining increase of approximately $1,738,000 was attributable to an increase in professional fees of approximately $1,222,000, which includes fees paid to a financial service consulting firm of approximately $876,000, and consulting fees paid for assistance with Sarbanes-Oxley compliance of approximately $125,000, an increase in amortization of identifiable intangible assets of approximately $703,000, an increase in the pension provision of approximately $60,000 related to the termination of our pension plan, lease abandonment costs of approximately $72,000 related to the closing of our Anaheim, California, facility, one-time recruitment fees of $70,000 related to hiring our new Chief Financial Officer, an increase in stock-based compensation of approximately $95,000, and an increase in directors’ fees of approximately $62,000, all of which were offset by decreases in other general and administrative expenses of approximately $546,000.

Selling expenses increased approximately $3,383,000, or 56.0%, to approximately $9,419,000 for the year ended December 31, 2007, compared to approximately $6,035,000 for the year ended December 31, 2006. Selling expenses as a percentage of net sales were 15.0% for the year ended December 31, 2007, compared to 18.5% for the year ended December 31, 2006. Twincraft and Regal incurred selling expenses of approximately $3,008,000 and $2,673,000, respectively, for the year ended December 31, 2007. An offsetting decrease of approximately $2,297,000 is primarily attributable to the consolidation of personnel and related selling expenses in our medical products businesses.

Research and development expenses were approximately $838,000 for the year ended December 31, 2007, an increase of approximately $310,000, or 58.7%, which was attributable to the inclusion of Twincraft’s research and development expenses of approximately $364,000, which was offset by a decrease of approximately $54,000 of Silipos’ research and development expenses.

Interest expense was approximately $2,186,000 for the year ended December 31, 2007, compared to approximately $944,000 for the year ended December 31, 2006, an increase of approximately $1,242,000. The primary reason for the increase was that 2007 included interest expenses of approximately $1,443,000 associated with the $28,880,000 principal amount of 5% convertible subordinated notes due December 7, 2011, compared to 2006 interest expense of approximately $385,000 associated with the $14,589,000 principal amount of 4% convertible subordinated notes, which were paid in full on August 31, 2006.

Working capital as of December 31, 2007 was approximately $13,953,000, compared to approximately $33,527,000 as of December 31, 2006. Cash balances at December 31, 2006 were approximately $29,608,000, which was attributable to the receipt of proceeds from the sale on December 8, 2006 of the 5% Convertible Notes totaling $28,880,000. In January 2007, the Company deployed a substantial portion of the proceeds from the 5% Convertible Notes to purchase Twincraft. As of December 31, 2007, the Company has approximately $5.9 million available under its credit facility with Wachovia Bank, N.A. The credit facility was entered into on May 11, 2007, and to date there have been no draws under the facility.

Commenting on the year, President and CEO Gray Hudkins stated, “While our financial results for 2007 were disappointing, we are continuing our review of strategic alternatives and have retained advisors to help the Company evaluate our options with respect to all aspects of our business. With the sale of Langer UK in January 2008 we were able to monetize a portion of our business and repurchase approximately 3.0% of our outstanding common shares using some of the proceeds. Consistent with our previous announcements on the subject, looking ahead through 2008, we will continue to explore all alternatives in order to maximize value for our shareholders, including the potential of additional divestitures, acquisitions, share repurchases, or other actions consistent with our goals.”

Langer, Inc., together with its wholly owned subsidiaries, Silipos and Regal, is a provider of quality medical products and services targeting the long-term care, orthopedic, orthotic and prosthetic markets. Through its wholly owned subsidiaries Twincraft and Silipos, the Company offers a diverse line of bar soap and other skincare products for the private label retail, medical and therapeutic markets. The Company sells its medical products primarily in the U.S. and Canada, and in more than 30 other countries, to national, regional, international and independent medical distributors and directly to healthcare professionals and patients. The Company sells its personal care products to branded consumer products companies, direct marketers, distribution partners, and specialty retailers, among others. Langer is based in Deer Park, NY, and has additional manufacturing facilities in Niagara Falls, NY, Winooski, VT, Montreal, Canada, and sales and marketing offices in Toronto, Canada; King of Prussia, PA; and New York, NY. You can learn more about us by visiting our website at http://www.langerinc.com.

Forward-looking Statements

This press release includes “forward-looking statements'' within the meaning of the Private Securities Litigation Reform Act of 1995. All of these forward-looking statements are based on estimates and assumptions made by our management that, although believed by the Company to be reasonable, are inherently uncertain. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of its control, that may cause its business, strategy or actual results to differ materially from the forward-looking statements. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's latest annual report on Form 10-K and most recently filed Forms 8-K and 10-Q, which may be obtained at our web site at http://www.langerinc.com or the Securities and Exchange Commission’s web site at http://www.sec.gov.

For more information, contact:

    W. Gray Hudkins, President and Chief Executive Officer
    (212) 687-3260
    ghudkins@langerinc.com

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	For the Years Ended December 31,
	2007	2006	2005

Net sales	$62,912,298	$32,699,304	$37,403,853
Cost of sales	40,523,793	20,055,605	20,489,589
Gross profit	22,388,505	12,643,699	16,914,264

General and administrative expenses	14,066,476	9,726,270	11,498,704
Selling expenses	9,418,661	6,035,326	7,079,229
Research and development expenses	837,934	528,421	469,971
Provision for impairment of identifiable intangible assets	—	—	2,102,000
Operating loss	(1,934,566)	(3,646,318)	(4,235,640)
Other expense net:
Interest income	257,964	629,409	441,517
Interest expense	(2,186,100)	(943,629)	(2,689,638)
Change in fair value of Put Option	—	—	1,750,000
Other	22,329	(3,731)	52,875
Other expense, net	(1,905,807)	(317,951)	(445,246)
Loss from continuing operations before income taxes	(3,840,373)	(3,964,269)	(4,680,886)
(Provision for) benefit from income taxes	(234,771)	(502,396)	227,391
Net loss from continuing operations	(4,075,144)	(4,466,665)	(4,453,495)
Discontinued Operations: Loss from operations of discontinued subsidiary (including goodwill impairment of $175,558)	(442,833)	(443,127)	(77,542)
(Provision for) benefit from income taxes	—	56,303	(26,231)
Loss from discontinued operations	(442,833)	(386,824)	(103,773)
Net Loss	$(4,517,977)	$(4,853,489)	$(4,557,268)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(0.36)	$(0.45)	$(0.61)
Loss from discontinued operations	(0.04)	(0.04)	(0.02)
Basic and diluted loss per share	$(0.40)	$(0.49)	$(0.63)
Weighted average number of common shares use in computation of net (loss) per share:
Basic and diluted	11,484,486	9,977,972	7,277,240

LANGER, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the quarters ended December 31,
	2007	2006
Net sales	$15,382,870	$7,998,385
Cost of sales	10,291,951	5,350,283
Gross profit	5,090,919	2,648,102

General and administrative expenses	3,739,797	3,013,359
Selling expenses	2,375,616	1,277,684
Research and development expenses	207,638	111,523
Operating loss	(1,232,132)	(1,754,464)
Other expense net:
Interest income	30,337	108,609
Interest expense	(555,894)	(146,524)
Other	35,911	(26,977)
Other expense, net	(489,646)	(64,892)
Loss from continuing operations before income taxes	(1,721,778)	(1,819,356)
(Provision for) benefit from income taxes	(24,572)	(510,159)
Net loss from continuing operations	(1,746,350)	(2,329,515)
Discontinued Operations: Loss from operations of discontinued subsidiary (including net loss on disposal of $175,558)	(300,041)	(120,734)
(Provision for) benefit from income taxes	—	(57,667)
Loss from discontinued operations	(300,041)	(63,067)
Net Loss	$(2,046,391)	$(2,392,582)

Net Loss per common share:
Basic and diluted:
Loss from continuing operations	$(0.15)	$(0.23)
Loss from discontinued operations	(0.03)	(0.01)
Basic and diluted loss per share	$(0.18)	$(0.24)
Weighted average number of common shares used in computation of net (loss) per share:
Basic and diluted	11,484,486	10,066,177